EATON VANCE TAX-MANAGED BUY-WRITE INCOME FUND

Supplement to Prospectus dated April 22, 2021

The following changes are effective July 1, 2021:

The following replaces the seventh paragraph under “The Adviser” in “Management of the Fund” in the Prospectus:

G.R. Nelson is responsible for managing the Fund’s overall investment program and executing the Fund’s options strategy, and also provides the Sub-Adviser with research support and supervises the performance of the Sub-Adviser. Mr. Nelson is a Vice President of Eaton Vance, has been an equity analyst at Eaton Vance since 2004 and has been a portfolio manager of the Fund since July 2021.

May 13, 2021

EATON VANCE TAX-MANAGED BUY-WRITE INCOME FUND

Supplement to Statement of Additional Information dated April 22, 2021

The following changes are effective July 1, 2021:

The following replaces the tables under “Portfolio Managers.” in “Investment Advisory and Other Services”:

	Number of All Accounts	Total Assets of All Accounts	Number of Accounts Paying a Performance Fee	Total Assets of Accounts Paying a Performance Fee
G.R. Nelson(1)
Registered Investment Companies	3	$ 3,374.7	0	$ 0
Other Pooled Investment Vehicles	0	$ 0	0	$ 0
Other Accounts	1	$ 1.6	0	$ 0
Thomas C. Seto
Registered Investment Companies	44	$ 28,222.4(2)	0	$ 0
Other Pooled Investment Vehicles	8	$ 1,937.6	0	$ 0
Other Accounts	47,478	$ 155,834.2(3)	0	$ 0
(1)	As of March 31, 2021
(2)	This portfolio manager provides investment advice with respect to only a portion of the total assets of certain of these accounts. Only the assets allocated to this portfolio manager as of the Fund’s most recent fiscal year end are reflected in the table.
(3)	For “Other Accounts” that are part of a wrap or model account program, the number of accounts is the number of sponsors for which the portfolio manager provides advisory services rather than the number of individual customer accounts within each wrap or model account program.

The following table shows the dollar range of Fund shares beneficially owned by each portfolio manager as of the Fund’s most recent fiscal year ended December 31, 2020 and in the Eaton Vance family of funds as of December 31, 2020.

Portfolio Managers	Dollar Range of Equity Securities Beneficially Owned in the Fund	Aggregate Dollar Range of Equity Securities Beneficially Owned in all Registered Funds in the Eaton Vance Family of Funds
G.R. Nelson	None(1)	$500,001 - $1,000,000
Thomas C. Seto	None	Over $1,000,000
(1)	As of March 31, 2021

May 13, 2021